UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)

 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2025

Twin Vee PowerCats Co.

(Exact name of registrant as specified in its charter)

Delaware	001-40623	27-1417610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 S. US-1
Ft. Pierce, Florida 34982

 (Address of principal executive offices)

(772) 429-2525

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	VEEE	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2025, Twin Vee PowerCats Co. (the “Company”) entered into an agreement (the “Sale Agreement”), effective February 4, 2025 (the “Effective Date”), with Revver Digital, LLC, a Delaware limited liability company and wholly owned subsidiary of One Water Marine Inc. (“OWM”), providing the Company with the right to acquire certain intellectual property of OWM (the “OWN Intellectual Property”) related to (a) the online marketplace, advertisement, marketing, and sale services of yachts, boats, and yacht and boat accessories and (b) arranging of loans, insurance, and warranty services related to yachts and boats under the brands “Yachts for Sale” and “Boats for Sale” through the websites available at the domains (the “Domains”) “yachtsforsale.com” and “boatsforsale.com” (the “Business”).

Pending the closing of the sale of the OWN Intellectual Property to the Company, the Sale Agreement grants the Company a license to use and sublicense the OWN Intellectual Property to conduct the Business in consideration of: (a) the payment to OWM of a monthly revenue-sharing royalty (the “Revenue-Sharing Royalty”) of six percent (6%) of the Aggregate Subscription Revenue (as defined) of the Business; and (b) a credit to OWM of $500 per OWM dealer who lists boats or yachts on the Domains during such period (the “Dealer Storefront Credit”).

On the date of the closing (the “Closing”) of the sale of the OWN Intellectual Property to the Company, the Sale Agreement provides that in consideration of the transfer of, and as a purchase price (the “Purchase Price”) for, the OWM Intellectual Property, the Company will assume certain liabilities of OWM related to the Business and pay to OWM $5,000,000 (the “Minimum Purchase Price”), less the aggregate amount of all Revenue-Sharing Royalties paid to OWM through such date and the aggregate amount of all Dealer Storefront Credits accrued for the benefit of OWM through such date (the “Remaining Purchase Price”).

The Sale Agreement provides that subject to and contingent upon the satisfaction of the terms and conditions of the agreement, the Closing will take place and the Company will pay to OWM the Remaining Purchase Price no later than thirty business days of: (a) the date on which the amount of Purchase Price paid by the Company to OWM equals the amount of the Minimum Purchase Price (the “Minimum Price Achievement Date”) or (b) the sixth anniversary of the Effective Date (the “Drop-Dead Date”), whichever is later. The Sale Agreement further provides that if the Company fails to make timely and proper payment of any portion of the Purchase Price due and payable to OWM within thirty business days after becoming due and payable or fails to make payment in full of the Minimum Purchase Price by the Drop-Dead Date, OWM may terminate the agreement, including the license granted to the Company thereunder.

Pursuant to the Sale Agreement, OWM will indemnify the Company against certain liabilities related to the Business, provided that the amount of all losses for which OWM as the indemnifying party shall be liable for indemnification: (a) as a result of a breach of any representation or warranty by OWM may not exceed $500,000 and (b) for any other reason, or for any other aggregate liability arising out of or related to the Sale Agreement, whether arising out of or related to breach of contract, tort (including negligence), or otherwise, may not exceed the Purchase Price paid by the Company to OWM in the preceding twenty-four month period or $750,000, whichever is less. The Company has agreed to indemnify OWM against losses relating to the Company’s breach of the Sale Agreement, the Company’s or its permitted sublicensees use of the of OWN Intellectual Property or conduct of the Business from and after the Effective Date, and any fraud by it.

The foregoing description of the Sale Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 8.01. Other Events.

On February 10, 2025, the Company issued a press release regarding the entry into the Sale Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1*	License and Conditional Sale Agreement, effective February 4, 2025, by and between Revver Digital, LLC and Twin Vee PowerCats Co.
99.1	Press Release issued by Twin Vee Powercats Co. dated February 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2025	TWIN VEE POWERCATS CO. (Registrant)

	By:	/s/ Joseph Visconti
	Name:	Joseph Visconti
	Title:	Chief Executive Officer and President

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